Exhibit 99.1

R&G Financial Announces Authorization to Make Both September and October Dividend Payments

San Juan, Puerto Rico, August 31, 2006 — R&G Financial Corporation (NYSE: RGF), a Puerto Rico chartered bank holding company, announced today that it has requested and received regulatory permission to pay its dividend obligations for both September and October on its four outstanding series of preferred stock and three of its trust preferred securities issues, which have payments due in September and October. Regulatory approvals are necessary as a result of the Company’s previously-announced agreements with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

R&G Financial Corporation, currently in its 34th year of operation, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly owned subsidiaries R-G Premier Bank of Puerto Rico, R-G Crown Bank, its Florida-based federal savings bank, R&G Mortgage Corporation, Puerto Rico’s second largest mortgage banker, R-G Investments Corporation, R&G Financial Corporation’s Puerto Rico broker-dealer, and R-G Insurance Corporation, its Puerto Rico insurance agency. At June 30, 2006, R&G Financial Corporation operated 37 bank branches in Puerto Rico, 35 bank branches in the Orlando, Tampa/St. Petersburg and Jacksonville, Florida and Augusta, Georgia markets, and 49 mortgage offices in Puerto Rico, including 37 facilities located within R-G Premier Bank of Puerto Rico’s banking branches.